Exhibit 10.7
EVERGREEN SOLAR, INC.
Amendment effective on or about January 1, 2010
to Master Supply Agreement with
Wagner & Co Solartechnik GmbH dated June 18, 2008
The following prices shall be effective January 1, 2010 on a temporary basis for the first quarter of 2010:
•	ES-A-200: €1.61 / Wp

•	ES-A-205: €1.64/ Wp

•	ES-A-210: €1.67/ Wp

•	ES-A 200-B: €1.48/ Wp

•	ES-A 205-B: €1.51/ Wp

•	ES-A 210-B: €1.54/ Wp

Evergreen Solar, Inc.	Wagner & Co Solartechnik GmbH